EXHIBIT 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation
Dice Inc.	Delaware

eFinancialCareers, Inc.	Delaware

eFinancialGroup Limited	United Kingdom

eFinancialCareers Limited	United Kingdom

Dice Career Solutions, Inc.	Delaware

Hay Holdings Limited	British Virgin Islands

eFinancial Careers Pte. Ltd.	Singapore

eFinancialCareers (Australia) Pty Limited	Australia

Targeted Job Fairs, Inc.	Delaware

Rigzone.com, Inc.	Texas

WorldWideWorker DB B.V.	Netherlands

Worldwideworker.com FZ-LLC	Dubai

DHI Careers Limited	United Kingdom

Slashdot Media Limited	United Kingdom

WorkDigital Limited	United Kingdom

eFinancialCareers (Beijing) Company Limited	China

onTargetJobs, Inc.	Delaware

onTargetJobs Canada, Inc.	British Columbia

Jobboard Enterprises Limited	United Kingdom

Jobboard Enterprises GmbH	Germany

Jobboard Enterprises B.V.	Netherlands

Rigzone Energy Limited (formerly known as OilCareers Limited)	United Kingdom

OilCareers.com, Inc.	Delaware

Rigzone Pty Limited (formerly known as OilCareers Pty Limited)	Australia